Exhibit 30(H)(14)(IV)

SECOND AMENDMENT TO

FUND PARTICIPATION AGREEMENT

(Institutional Shares)

This Second Amendment (the “Amendment”) is dated effective May 1, 2023, by and among Minnesota Life Insurance Company (the “Insurer”), Janus Aspen Series, an open-ended management investment company organized as a Delaware business trust (the “Trust”), and Janus Henderson Distributors US LLC, formerly Janus Distributors LLC, (the “Distributor”).

WHEREAS, the parties hereto entered into that certain Participation Agreement dated August 16, 2007, as such agreement may be amended from time to time (collectively, the “Agreement”);

WHEREAS, on or about May 1, 2023, Insurer plans to offer for sale a new variable life insurance product named Variable Universal Life Survivor – SVUL having SEC File No. 333-266437 (“SVUL”) under its Minnesota Life Individual Variable Universal Life Account (the “Separate Account”); and

WHEREAS, the parties hereto wish to update the variable insurance products set forth in Schedule A to the Agreement to reflect the addition of SVUL as a product offered for sale by Insurer.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto hereby acknowledge and agree as follows:

1.	Schedule A of the Agreement is hereby deleted and replaced with the Schedule A attached hereto.

2.

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

3.	This Amendment shall be effective as of the date written above.

4.

This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement binding on all parties. Counterparts may be executed in either original or electronically transmitted form (e.g., facsimile or emailed portable document format (PDF)), and the parties hereby adopt as original any signatures received via electronically transmitted form. Facsimile or electronic signatures will have the same legal effect as original signatures. Each party shall become bound by this Amendment immediately upon signing any counterpart, independently of the signature of any other party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers or authorized representatives as of the day and year first above written.

MINNESOTA LIFE INSURANCE COMPANY

By:	/s/ Kristin Ferguson
Name:	Kristin Ferguson
Title:	VP, CFO & Actuary-Individual Solutions

JANUS ASPEN SERIES

By:	/s/ Abigail Murray
Name:	Abigail Murray
Title:	Vice President, Secretary and Chief Legal Officer

JANUS HENDERSON DISTRIBUTORS US LLC

By:	/s/ Michael Schweitzer
Name:	Michael Schweitzer
Title:	President

Schedule A

Separate Accounts and Associated Contracts

Name of Separate Account and Date of Inception	Contracts Funded by Separate Account	Policy Form #
Minnesota Life Individual Variable Universal Life Account (June 11, 2007)	Accumulator Variable Universal Life	07-660 ICC14-20018

	ML Premier Variable Universal Life	ICC15-20001, ICC18-20149

	Variable Universal Life Defender	ICC18-20150

	Variable Universal Life Survivor - SVUL	ICC22-20258